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                                                                     Exhibit 5.1


                        [LETTERHEAD OF LATHAM & WATKINS]


                                 March 18, 2002


PETCO Animal Supplies, Inc.
9125 Rehco Road
San Diego, CA 92121

                  Re: REGISTRATION STATEMENT RELATING TO $200,000,000 AGGREGATE PRINCIPAL AMOUNT OF 10.75% SENIOR SUBORDINATED NOTES DUE 2011
                           -----------------------------------------------


Ladies and Gentlemen:

                  In connection with the registration of $200,000,000 aggregate principal amount of 10.75% Senior Subordinated Notes due 2011 (the "Exchange Notes") by PETCO Animal Supplies, Inc., a Delaware corporation (the "Company"), and the guarantees of the Exchange Notes (the "Guarantees") by the guarantors listed on SCHEDULE A hereto (each, a "Guarantor" and collectively, the "Guarantors"), under the Securities Act of 1933, as amended, on Form S-4 filed with the Securities and Exchange Commission on March 18, 2002 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The Exchange Notes and Guarantees will be issued pursuant to an indenture dated as of October 26, 2001 (the "Indenture"), among the Company, the Guarantors and U.S. Bank N.A., as trustee (the "Trustee").

                  In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company and the Guarantors in connection with the authorization and issuance of the Exchange Notes and the Guarantees, respectively. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

                  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

                  We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.


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LATHAM & WATKINS
PETCO Animal Supplies, Inc.
March 18, 2002
Page 2


                  Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

                  1. The Exchange Notes have been duly authorized by all necessary corporate action of the Company, and when executed, authenticated and delivered in accordance with the terms of the Exchange Offer and the Indenture, will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

                  2. Each of the Guarantees has been duly authorized by all necessary corporate or partnership action, as the case may be, of the respective Guarantor, and when executed in accordance with the terms of the Indenture and upon due execution, authentication and delivery of the Exchange Notes in accordance with the terms of the Exchange Offer and the Indenture, will be the legally valid and binding obligation of the respective Guarantor, enforceable against such Guarantor in accordance with its terms.

                  The opinions rendered in paragraphs 1 and 2 relating to the enforceability of the Exchange Notes and the Guarantees are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; and (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought.

                  We have not been requested to express, and with your knowledge and consent, do not render any opinion with respect to the applicability to the obligations of the Company under the Indenture and the Exchange Notes or the Guarantors under the Indenture or the Guarantees of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

                  To the extent that the obligations of the Company and the Guarantors under the Exchange Notes and the Indenture may be dependent upon such matters, we assume for purposes of this opinion that: (i) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the Trustee is duly qualified to engage in the activities contemplated by the Indenture; (iii) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee, enforceable against the Trustee in accordance with its terms; (iv) the Trustee is in compliance generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and (v) the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.


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LATHAM & WATKINS
PETCO Animal Supplies, Inc.
March 18, 2002
Page 3

                  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                                              Very truly yours,

                                              /s/ LATHAM & WATKINS

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                                   SCHEDULE A

                                   GUARANTORS



International Pet Supplies and Distribution, Inc.

Pet Concepts International

PETCO Southwest, Inc.

PETCO Southwest, L.P.

PM Management Incorporated